Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Azure Power Global Limited for the registration of $50,000,000 of equity shares, debt securities and warrants and to the incorporation by reference therein of our report dated June 15, 2018, with respect to the consolidated financial statements of Azure Power Global Limited included in its Annual Report (Form 20-F) for the year ended March 31, 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young Associates LLP

Gurgaon, India

August 31, 2018